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MONDAY OCTOBER 23, 8:20 PM EASTERN TIME

PRESS RELEASE

FRONTIER FINANCIAL CORPORATION AND INTERBANCORP TO MERGE
EVERETT, Wash--(BUSINESS WIRE)--Oct. 23, 2000--Frontier Financial Corporation (NASDAQ:FTBK - news), headquartered in Everett, Washington and Interbancorp, Inc. of Duvall, Washington today announced a definitive agreement to merge.

Interbancorp, Inc., through its wholly owned subsidiary, Inter Bank, operate two offices, Valley Community Bank, in Duvall, and Kirkland Bank of Commerce located in Kirkland. Founded in 1990, Inter Bank is a commercial bank with approximately $75 million in assets, $55 million in loans, $69 million in deposits, and $5.3 in shareowners' equity. The bank has recently received regulatory approval to open a third office, to be located at Totem Lake.

According to the terms of the definitive agreement, Frontier will exchange .75 shares of its common stock for each Interbancorp Inc. share. The merger, which has been approved by the Boards of Directors of each company, is subject to, among other contingencies, approval by regulators and Interbancorp, Inc. shareowners. The transaction is expected to close early in 2001.
Based on the current price of Frontier common stock of $17.25 per share, the transaction is valued at approximately $11 million, not including the value of outstanding stock options. The transaction has a value of approximately 2.1 times Interbancorp, Inc. book value and approximately 16.5 times 1999 net income. It is expected that the transaction will be accretive to Frontier during the first year.

Upon completion, Interbancorp, Inc. will be merged into Frontier Financial Corporation and Inter Bank will be merged into Frontier Bank. Mr. Herb Mueller, CEO of Interbancorp, Inc. plans to retire on October 31, 2000, and Mr. Russ Anderson, President, will be named a Senior Vice President of Frontier. All other officers and employees of Interbancorp, Inc. will be retained by Frontier. The transaction will be handled as a tax free exchange of stock using the purchase method of accounting.

Russ Anderson, President of Interbancorp, Inc. stated, "The merger will allow us to offer enhanced products and services to Inter Bank customers. Our owners will become shareowners of a well regarded, publicly traded bank holding company with a 22 year history of quality banking and excellent earnings. We look forward to completing the transaction and continuing the community banking traditions of both our fine institutions".

Frontier President & CEO, Bob Dickson, responded by saying, "The merger of two community banks will enable us to better serve the Duvall/Kirkland area customers through a larger loan capacity and an expanded menu of products. Career opportunities are enhanced for Inter Bank employees. We plan to continue to offer the same high quality service by the same staff members that customers of both banks now expect".



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This will be the seventh merger for Frontier which opened in 1978, and its third in the last two years. At completion, Frontier will have total assets in excess of $1.7 billion, approximately 525 employees in 36 offices located in eight counties of Western Washington.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may", "expected", "anticipate", "estimate", "continue" or comparable words. In addition, all statements other than statements of historical facts that address activities that Frontier expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Frontier particularly its Form 10-K for the Fiscal Year Ended December 31, 1999, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.

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Contact:
     Frontier Financial Corporation
     Robert J. Dickson, President & CEO, 425/514-0700
        or
     Interbancorp, Inc.
     Russ Anderson, President, 425/788-1177